Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2011 FOURTH QUARTER AND FULL YEAR RESULTS

Minneapolis, MN, April 14, 2011 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the fiscal fourth quarter and full year ended February 26, 2011.

Results for the Fourth Quarter Ended February 26, 2011

•                  Total net sales for the fourth quarter were $99.6 million, as compared to $101.9 million for the fourth quarter of fiscal 2010. Same store sales decreased 1% in the fourth quarter of fiscal 2011.

•                  Gross profit was $22.8 million for the quarter, as compared to $32.5 million in the fourth quarter of fiscal 2010. Gross margin was 22.9% for the fourth quarter of fiscal 2011, as compared to 31.9% in the fourth quarter of fiscal 2010.

•                  Operating loss totaled $20.6 million and included a $2.8 million, or $0.06 per share, non-cash store asset impairment charge. This compares to an operating loss of $10.1 million in the same period last year, which included a $2.9 million, or $0.05 per share, non-cash store asset impairment charge.

•                  Net loss for the quarter totaled $16.7 million, or ($0.47) per share, including the $0.06 per share store asset impairment charge mentioned above, and an effective tax rate of 18.3% which is significantly lower than the statutory rate due to the Company’s recognition of a full valuation allowance against its deferred tax assets in the third quarter of fiscal 2011. Net loss for the fourth quarter of fiscal 2010 totaled $6.4 million, or ($0.18) per share, including a $0.05 per share non-cash store asset impairment charge, and an effective tax rate of 35.4%.

Larry Barenbaum, President and Chief Executive Officer, commented, “Fiscal 2011 was a challenging year for Christopher & Banks. The disappointing performance was largely the result of a merchandise assortment that did not resonate with our customers. We are transforming our merchandising strategy to update the assortment to better align with our customers’ tastes and we expect this strategy to be reflected in our fall collection, which is scheduled for in-store delivery in August. In the meantime, we are carefully managing our inventory levels to ensure that we maintain a fresh in-store merchandise assortment. I am encouraged by the progress we are making in refreshing our merchandise assortment, enhancing our in-store experience, refining our marketing efforts and expanding our real estate strategy. We believe we are on the right path to return us to profitability and growth.”

Results for the Fiscal Year Ended February 26, 2011

•                  Total net sales were $448.1 million, as compared to $455.4 million for the fiscal year ended February 27, 2010. Same store sales declined 1% in fiscal 2011.

•                  The operating loss was $14.6 million in fiscal 2011, compared to an operating loss of $1.4 million in fiscal 2010.

•                  Net loss totaled $22.2 million, or ($0.63) per share, for fiscal 2011, including a non-cash store asset impairment charge of $2.8 million, or $0.06 per share, and a non-cash charge resulting from a $12.9 million, or $0.36 per share, valuation allowance related to the Company’s deferred tax assets recorded in the third quarter. As a result of the valuation allowance, the Company’s effective tax rate for the year was (57.1%). Net income for fiscal 2010 totaled $0.2 million, or $0.00 per share, including a non-cash store asset impairment charge of $2.9 million, or $0.05 per share.

•                  As of February 26, 2011, the Company operated 775 stores compared to 806 stores as of February 27, 2010.

Fiscal 2011 Balance Sheet Highlights and Capital Expenditures

The Company ended fiscal 2011 with total cash, cash-equivalents and investments of $105.6 million. Inventory, excluding e-Commerce inventory, increased approximately 4% on a per-store basis at the end of fiscal 2011, as compared to the end of fiscal 2010. The Company’s balance sheet remains strong and management believes that its cash, cash-equivalents and investments are sufficient to meet the Company’s liquidity needs for the current fiscal year. Fiscal 2011 capital expenditures were approximately $8.4 million.

First Quarter and Fiscal 2012 Outlook

•                  The Company expects a mid single digit decline in same-store sales for the first quarter of fiscal 2012.

•                  For the first quarter of fiscal 2012, total gross margin is expected to decline by approximately 900 to 1,000 basis points, as compared to the first quarter of fiscal 2011.

•                  The dollar amount of SG&A expense is expected to be essentially the same in the first quarter of fiscal 2012, as compared to the first quarter of fiscal 2011.

•                  Capital expenditures are expected to be approximately $18.0 million for fiscal 2012.

•                  The Company currently plans to open approximately 31 new stores and close approximately 35 existing stores in fiscal 2012.

Conference Call Information

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, April 14, 2011, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 22, 2011. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until April 22, 2011. This call may be accessed by dialing (877) 870-5176 and using the passcode 1019833.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of April 14, 2011, the Company operates 765 stores in 46 states consisting of 509 Christopher & Banks stores, 245 stores in their plus size clothing division CJ Banks, eight dual-concept stores and three outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company is transforming its merchandising strategy to update the assortment to better align with its customers’ tastes and expects this strategy to be reflected in its fall collection, which is scheduled for in-store delivery in August; (ii) that the Company is carefully managing its inventory levels to ensure that it maintains a fresh in-store merchandise assortment (iii) that the Company is encouraged by the progress it is making in refreshing its merchandise assortment, enhancing its in-store experience, refining its marketing efforts and expanding its real estate strategy; (iv) that the Company believes it is on the right path to return it to profitability and growth; (v) that the Company believes that its cash, cash-equivalents and investments are sufficient to meet its liquidity needs for the current fiscal year; (vi) that the Company expects a mid single digit decline in same-store sales for the first quarter of fiscal 2012; (vii) that for the first quarter of fiscal 2012, the Company expects total gross margin to decline by approximately 900 to 1,000 basis points, as compared to the first quarter of fiscal 2011; (viii) that the Company expects the dollar amount of SG&A expense to be essentially the same in the first quarter of fiscal 2012, as compared to the first quarter of fiscal 2011; (ix) that capital expenditures are expected to be approximately $18.0 million for fiscal 2012; and (x) that the Company currently plans to open approximately 31 new stores and close approximately 35 existing stores in fiscal 2012. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the

Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND YEARS ENDED

FEBRUARY 26, 2011 AND FEBRUARY 27, 2010

(in thousands, except per share data)

	Quarter Ended		Year Ended
	February 26,	February 27,	February 26,	February 27,
	2011	2010	2011	2010

Net sales	$99,609	$101,853	$448,130	$455,402

Costs and expenses:
Merchandise, buying and occupancy	76,772	69,318	292,713	289,134
Selling, general and administrative	34,882	32,812	142,461	138,711
Depreciation and amortization	5,762	6,920	24,736	25,985
Impairment of store assets	2,779	2,939	2,779	2,939
Total costs and expenses	120,195	111,989	462,689	456,769

Operating loss	(20,586)	(10,136)	(14,559)	(1,367)

Interest income	87	277	450	728

Loss before income taxes	(20,499)	(9,859)	(14,109)	(639)

Income tax provision (benefit)	(3,756)	(3,491)	8,058	(797)

Net income (loss)	$(16,743)	$(6,368)	$(22,167)	$158

Basic earnings (loss) per share:

Net income (loss)	$(0.47)	$(0.18)	$(0.63)	$0.00

Basic shares outstanding	35,450	35,199	35,392	35,141

Diluted earnings (loss) per share:

Net income (loss)	$(0.47)	$(0.18)	$(0.63)	$0.00

Diluted shares outstanding	35,450	35,199	35,392	35,234

Dividends per share	$0.06	$0.06	$0.24	$0.24

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	February 26,	February 27,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$43,712	$37,073
Short-term investments	33,060	62,251
Merchandise inventories	39,211	38,496
Other current assets	12,395	11,790
Total current assets	128,378	149,610

Property, equipment and improvements, net	76,647	96,109

Other assets:
Long-term investments	28,824	13,622
Other	314	7,956
Total other assets	29,138	21,578

Total assets	$234,163	$267,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,149	$13,654
Accrued liabilities	29,814	27,636
Total current liabilities	44,963	41,290

Other liabilities:
Deferred lease incentives	14,982	19,578
Other	9,989	12,699
Total other liabilities	24,971	32,277

Stockholders’ equity:
Common stock	453	457
Additional paid-in capital	114,911	113,584
Retained earnings	161,642	192,361
Common stock held in treasury	(112,712)	(112,711)
Accumulated other comprehensive income (loss)	(65)	39
Total stockholders’ equity	164,229	193,730

Total liabilities and stockholders’ equity	$234,163	$267,297

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED

FEBRUARY 26, 2011 AND FEBRUARY 27, 2010

(in thousands)

	Year Ended
	February 26,	February 27,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$(22,167)	$158
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,127	26,169
Impairment of store assets	2,779	2,939
Deferred income taxes	10,092	(3,339)
Stock-based compensation expense	1,862	1,999
Other	(27)	(170)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	278	(324)
(Increase) decrease in merchandise inventories	(716)	332
(Increase) decrease in other current assets	(6,677)	18,482
Decrease in other assets	1,059	315
Increase (decrease) in accounts payable	1,581	(5,015)
Increase (decrease) in accrued liabilities	1,429	(4,055)
Decrease in deferred lease incentives	(4,596)	(3,929)
Decrease in other liabilities	(2,505)	(2,216)
Net cash provided by operating activities	7,519	31,346

Cash flows from investing activities:
Purchases of property, equipment and improvements	(8,428)	(5,969)
Purchases of investments	(94,875)	(79,592)
Sales of investments	110,410	20,990
Net cash provided by (used in) investing activities	7,107	(64,571)

Cash flows from financing activities:
Exercise of stock options	291	—
Dividends paid	(8,552)	(8,516)
Other	274	—
Net cash used in financing activities	(7,987)	(8,516)

Net increase (decrease) in cash and cash equivalents	6,639	(41,741)

Cash and cash equivalents at beginning of period	37,073	78,814

Cash and cash equivalents at end of period	$43,712	$37,073